UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 4, 2026
Butterfly Network, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39292	84-4618156
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 District Avenue Burlington, MA	01803
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 557-4800
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BFLY	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company         ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 4, 2026, Dr. Erica Schwartz notified the Board of Directors (the “Board”) of Butterfly Network, Inc. (the “Company”) that she will resign as a director of the Company subject to and effective upon her confirmation as Director of the Centers for Disease Control and Prevention (the “CDC”) by the U.S. Senate. Dr. Schwartz’s contingent resignation follows her nomination to serve as Director of the CDC by President Donald J. Trump on April 16, 2026. The timing and result of the CDC confirmation process is not currently known. Dr. Schwartz remains a nominee for director at the Company’s 2026 Annual Meeting of Stockholders to be held on June 18, 2026 (the “Annual Meeting”).
On May 7, 2026, the Board appointed Caroll H. Neubauer to the Board, effective on May 18, 2026 (the “Effective Date”). The Board also appointed Mr. Neubauer to serve on the Compensation Committee and the Technology Committee of the Board. Mr. Neubauer will serve for a term to continue until the Annual Meeting. In connection with Mr. Neubauer’s appointment, the size of the Board was increased to eight directors.
The Board has affirmatively determined that Mr. Neubauer is an independent director pursuant to the New York Stock Exchange listing standards and those rules and regulations issued pursuant to the Securities Exchange Act of 1934, as amended. There are no arrangements or understandings between Mr. Neubauer and any other person pursuant to which Mr. Neubauer was appointed as a director. There are no transactions to which the Company is a party and in which Mr. Neubauer has a material interest that are required to be disclosed under Item 404(a) of Regulation S-K. Mr. Neubauer has not previously held any positions with the Company and has no family relations with any directors or executive officers of the Company.
Mr. Neubauer will be entitled to the standard compensation paid by the Company to all of its nonemployee directors under the Company’s Amended and Restated Nonemployee Director Compensation Policy (the “Nonemployee Director Compensation Policy”), as described under “Director Compensation” in the Company’s Definitive Proxy Statement filed on April 27, 2026 (the “Proxy Statement”), prorated as applicable to reflect the actual time Mr. Neubauer will serve on the Board for the applicable quarter. Pursuant to the Nonemployee Director Compensation Policy, on the first business day after the Effective Date, the Company will grant to Mr. Neubauer a number of restricted stock units (“RSUs”) having an aggregate fair market value equal to $300,000, determined by dividing (i) $300,000 by (ii) the closing price of the Company’s Class A common stock on the New York Stock Exchange on the date of the grant (rounded down to the nearest whole share). The RSUs will vest in equal annual installments over three years from the date of the grant, subject to Mr. Neubauer’s continued service as a director on the applicable vesting dates.
Mr. Neubauer will also enter into an indemnification agreement in the form the Company has entered into with its other nonemployee directors, as described in the Proxy Statement under “Indemnification Agreements with Officers and Directors and Directors’ and Officers’ Liability Insurance”.
A copy of the press release announcing the appointment of Mr. Neubauer to the Board is attached hereto as Exhibit 99.1 and is incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
(d)Exhibits.

Exhibit No.	Description
99.1	Press Release dated May 8, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUTTERFLY NETWORK, INC.

	By:	/s/ John Doherty
	Name:	John Doherty
	Title:	Executive Vice President, Chief Financial Officer

Date: May 8, 2026